Exhibit 99

         Marine Products Corporation Reports Record 2003 Fourth Quarter
                              And Full Year Results

     -  Net sales for the quarter increased 32.0 percent over prior year
     - Earnings per share for the quarter increased 51.1 percent over prior year
     - Three-for-two stock split and 50 percent dividend increase announced January 27, 2004

    ATLANTA, Feb. 17 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter and twelve months ended December 31, 2003. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.
    For the quarter ended December 31, 2003, Marine Products generated net sales of $47,019,000, the highest fourth quarter net sales in its history, and a 32.0 percent increase compared to $35,614,000 last year. The increase in net sales was due to a 12.7 percent increase in the average sales price per boat and an 18.9 percent increase in the number of boats sold. The increase in average sales prices was due to a favorable model mix as Marine Products is selling larger boats. Gross profit for the quarter was $13,171,000, a 44.4 percent increase over the same period in 2002. Gross profit as a percentage of sales was 28.0 percent, an increase of 2.4 percentage points compared to the fourth quarter of 2002.
    Operating income for the quarter was $6,767,000, a 45.3 percent increase compared to the fourth quarter last year due to higher gross profit, partially offset by higher selling, general and administrative expenses. The increases in selling, general and administrative expenses included costs that vary with sales and profitability, such as sales commissions and other incentive compensation, as well as increases in advertising and public company compliance costs.
    Net income for the quarter ended December 31, 2003 was $4,458,000, a 51.1 percent increase compared to $2,951,000 in the prior year. Net income increased due to higher operating income and a lower effective income tax rate. The effective tax rate during the current year fourth quarter was 35 percent compared to an effective tax rate of 38 percent in the prior year.
The effective rate change increased net income by $200,000 or $0.01 per diluted share. Diluted earnings per share for the quarter were $0.25 ($0.17 adjusted for the three-for-two split previously announced on January 27,
2004), a 56.3 percent increase compared to $0.16 diluted earnings per share in the prior year ($0.11 adjusted for the three-for-two split).
    Net sales for the twelve months ended December 31, 2003 were $193,980,000, a 19.2 percent increase compared to the prior year. Net income for the year increased 45.9 percent to $18,072,000 or $1.01 diluted earnings per share ($0.67 adjusted for the three-for-two split) compared to $12,389,000 or $0.69 diluted earnings per share ($0.46 adjusted for the three-for-two split) last year.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The fourth quarter of 2003 continued the strong performance from earlier this year, making 2003 a record year for Marine Products Corporation. Our average unit sales price rose by over 12 percent during the quarter, due to selling a larger number of our cruisers and our larger sportboats than in 2002. At six percent of net sales this quarter, Robalo exhibited exceptionally strong growth in unit sales and in average sales price. Although we are not involved in financing consumer boat purchases, we continue to benefit from a low-interest rate environment that makes it easier for consumers to purchase larger boats and upgraded models.
    "We are pleased to announce that in the fourth quarter, Chaparral's Sterndrive Bowrider Boats were selected among elite boat builders by the National Marine Manufacturers Association (NMMA) for its first ever Customer Service Index award. We appreciate this recognition, but recognize that this is an area of our business that we need to improve to continue our profitable growth. A key part of improving customer service is enhancing our relationship with our dealers. We are investing more into our sales and service training programs with the opening of our new training facility on site at the Chaparral campus in Nashville, Georgia. In addition to the knowledge that these seminars impart on our dealers, these programs bring goodwill to the relationship that we expect to be ultimately reflected in the dealers' sales.
    "Chaparral's dealer inventory levels are lower than last year, due to strong retail sales through our dealer network and a successful start to the boat show season. We are also pleased to report a continued strong financial position, which we intend to use to take advantage of future growth opportunities."
    "As we announced on January 27, the Board of Directors has approved a three-for-two split of Marine Products' outstanding common shares, and a 50 percent increase in the quarterly cash dividend. We are taking this action in response to our excellent earnings and stock price performance. We believe that increasing the dividend and splitting the shares will not only reward our current stockholders, but will also increase the liquidity and investment appeal of our common stock."

    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, sustain our market share, build long-term shareholder value, and improve and expand the Robalo dealer network. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2002.

     For information contact:
     BEN M. PALMER                       JIM LANDERS
     Chief Financial Officer             Corporate Finance
     404.321.7910                        404.321.2162
     irdept@marineproductscorp.com


                 MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per share data)

    Periods ended December 31,
     (Unaudited)               Fourth Quarter            Twelve Months
                        2003     2002   % BETTER    2003      2002    % BETTER
                                         (WORSE)                       (WORSE)
    Net Sales         $47,019  $35,614     32.0%  $193,980  $162,682     19.2%
    Cost of
     Goods Sold        33,848   26,493    (27.8)   143,663   125,282    (14.7)
    Gross Profit       13,171    9,121     44.4     50,317    37,400     34.5
    Selling, General
     and Administrative
     Expenses           6,404    4,465    (43.4)    23,015    18,018    (27.7)
    Operating Income    6,767    4,656     45.3     27,302    19,382     40.9
    Interest Income        91      104    (12.5)       501       600    (16.5)
    Income Before
     Income Taxes       6,858    4,760     44.1     27,803    19,982     39.1
    Income Tax
     Provision          2,400    1,809    (32.7)     9,731     7,593    (28.2)
    NET INCOME         $4,458   $2,951     51.1%   $18,072   $12,389     45.9

    EARNINGS PER SHARE
      Basic             $0.26    $0.17     52.9%     $1.07     $0.73     46.6
      Diluted           $0.25    $0.16     56.3%     $1.01     $0.69     46.4

    AVERAGE SHARES OUTSTANDING
      Basic            16,967   16,954              16,924    16,947
      Diluted          17,998   17,946              17,908    17,918

    RESTATED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE MARCH 10, 2004

    EARNINGS PER SHARE
      Basic             $0.18    $0.12     50.0%     $0.71     $0.49     44.9
      Diluted           $0.17    $0.11     54.5%     $0.67     $0.46     45.7

    AVERAGE SHARES OUTSTANDING
      Basic            25,451   25,431              25,386    25,421
      Diluted          26,997   26,919              26,862    26,877


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED BALANCE  SHEETS
    At December 31, (Unaudited)                          (in thousands)
                                                      2003              2002
    ASSETS
    Cash and cash equivalents                      $26,244           $17,280
    Marketable securities                            1,402             1,929
    Accounts receivable, net                         3,970             1,471
    Inventories                                     21,770            20,685
    Income taxes receivable                          1,073                --
    Deferred income taxes                            2,265             2,419
    Prepaid expenses and other current
     assets                                            616             1,623
      Total current assets                          57,340            45,407
    Property, plant and equipment, net              17,761            16,216
    Intangibles, net                                 3,818             3,858
    Marketable securities                            5,930             4,865
    Other assets                                     1,465               717
      Total assets                                 $86,314           $71,063

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                                $2,730            $3,414
    Income taxes payable                                --             1,066
    Other accrued expenses                           8,626             7,537
      Total current liabilities                     11,356            12,017
    Pension liabilities                              2,233               626
    Deferred taxes                                   1,160               614
    Other long-term liabilities                      1,599               973
      Total liabilities                             16,348            14,230
    Common stock                                     1,715             1,712
    Capital in excess of par value                  36,580            38,278
    Retained earnings                               32,409            17,074
    Deferred compensation                             (229)             (334)
    Accumulated comprehensive (loss)
     income                                           (509)              103
      Total stockholders' equity                    69,966            56,833
      Total liabilities and stockholders'
       equity                                      $86,314           $71,063

    Certain prior year balances have been reclassified to conform with current year presentation.


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    TWELVE MONTHS ENDED DECEMBER 31, (Unaudited)
    (In Thousands)
                                                      2003              2002

    Operating Activities:
      Net income                                   $18,072           $12,389
        Depreciation and amortization                2,306             2,079
        Other non-cash charges
         (credits) to earnings                       1,029              (247)
        Other net changes in operating activities   (3,579)           (2,525)
          Net cash provided by
           operating activities                     17,828            11,696

    Investing Activities:
      Capital expenditures                          (3,707)           (3,800)
      Other investing activities                      (725)            6,660
        Net cash (used for) provided
         by investing activities                    (4,432)            2,860

    Financing Activities:
      Payment of dividends                          (2,737)           (1,370)
      Cash paid for common stock
       purchased and retired                        (2,271)           (1,222)
      Other financing activities                       576               363
        Net cash used for financing
         activities                                 (4,432)           (2,229)

      Net increase in cash and cash equivalents      8,964            12,327
      Cash and cash equivalents at
       beginning of period                          17,280             4,953
      Cash and cash equivalents at end of period   $26,244           $17,280

SOURCE  Marine Products Corporation
    -0-                             02/17/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com, or Jim Landers, Corporate Finance,
+1-404-321-2162, both of Marine Products Corporation /
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR REA
SU:  ERN